UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

As previously reported, beginning on April 26, 2014, TECO Coal Corporation (a TECO Energy, Inc. subsidiary), through its subsidiaries (together, “TECO Coal”) started experiencing rail service disruptions at its Premier Elkhorn mining complex as a result of a railroad tunnel fire on the rail line serving that facility. At the time of the previous report, there was not an estimate of the extent of the damage to the rail facilities or the impact on TECO Coal’s 2014 financial results. The rail operator is still assessing the damage to the tunnel and its return to service is unknown; however, TECO Coal has taken steps that are expected to substantially mitigate the impact of the railroad tunnel fire on its subsidiaries’ operations. Based on TECO Coal’s business interruption insurance for losses after a 30-day waiting period, plans to supply contracted tons through either an alternative loading facility or with coal from TECO Coal’s Perry County mining facility, and arrangements with the rail operator, TECO Energy, Inc. is affirming its earnings guidance for 2014, with TECO Coal expected to earn within the range previously forecast. Cash and earnings from TECO Coal, however, will likely occur later in the year than previously expected, due to timing from insurance recoveries and other reimbursement arrangements.

Note: This report contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this report, except as may be required by law. Factors that could impact actual results include: TECO Coal’s ability to obtain all of its expected benefits under its business interruption insurance coverage referenced above; the affected customers’ compliance with the alternative supply arrangements and the ability to collect the reimbursements referenced above; and the time-frame for the reopening of the rail line. Other risks related to TECO Coal are described under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2014		TECO ENERGY, INC.
(Registrant)

	By:	/s/ David E. Schwartz
David E. Schwartz
Vice President-Governance, Associate General Counsel and Corporate Secretary